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                                                                      EXHIBIT 11

                ALL AMERICAN COMMUNICATIONS, INC. & SUBSIDIARIES

                STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
                   (IN THOUSANDS -- EXCEPT PER SHARE AMOUNTS)

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
                                                                      YEAR ENDED DECEMBER 31,
                                                                   -----------------------------
                                                                    1996        1995       1994
                                                                   -------     ------     ------
Weighted average number of common shares
  outstanding........................................               11,437      8,181      6,135
Assumed exercise of dilutive options and warrants
  under the treasury stock method based on average
  market price.......................................                  592        149         66
                                                                   -------     ------     ------
Weighted average number of common shares and common
  share equivalents -- primary.......................  (A)          12,029      8,330      6,201
                                                                   =======     ======     ======
Computation of net income for per share purposes:
Net income before extraordinary charge...............              $14,106     $7,248     $  455
Add: After tax reduction of interest expense for
  assumed reduction of borrowings from aggregate
  proceeds on options and warrants assumed to have
  been exercised in excess of 20% of the outstanding
  shares under the modified treasury stock method....                   30         --         --
                                                                   -------     ------     ------
Net income before extraordinary charge for per share
  computation........................................  (B)          14,136      7,248        455
Extraordinary charge.................................  (C)          (1,420)        --         --
                                                                   -------     ------     ------
Net income for per share computation.................  (D)         $12,716     $7,248     $  455
                                                                   =======     ======     ======
Earnings per common and common equivalent share:
  Net income before extraordinary charge.............  (B) / (A)   $  1.18     $ 0.87     $ 0.07
  Extraordinary charge...............................  (C) / (A)     (0.12)        --         --
                                                                   -------     ------     ------
  Net income.........................................  (D) / (A)   $  1.06     $ 0.87     $ 0.07
                                                                   =======     ======     ======
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